[FHLBank Atlanta logo]

News Release

July 29, 2010

FOR IMMEDIATE RELEASE

CONTACT: Sharon Cook

Federal Home Loan Bank of Atlanta

scook@fhlbatl.com

(404) 888-8173

Federal Home Loan Bank of Atlanta Announces Second Quarter 2010 Operating Highlights

ATLANTA, July 29, 2010 - Federal Home Loan Bank of Atlanta (the Bank) today released unaudited financial highlights for the quarter ended June 30, 2010. The Bank will announce full second quarter 2010 unaudited financial results in its Form 10-Q filing with the Securities and Exchange Commission, which is expected to be filed on or about Aug. 11, 2010.

The Bank reported net income of approximately $75 million for the second quarter of 2010, a decrease of approximately $117 million from net income of approximately $192 million for the second quarter of 2009. The decrease in net income was due primarily to the recording of $58 million in net losses on derivatives and hedging activities during the second quarter of 2010, compared to $305 million in net gains on derivatives and hedging activities during the second quarter of 2009, offset by $76 million in net gains on trading securities during the second quarter of 2010, compared to $74 million in net losses on trading securities during the second quarter of 2009 due to changes in rates on the securities. The Bank recorded $305 million in net gains on derivatives and hedging activities during the second quarter of 2009 due to a decrease in LIBOR during the period and mark-to-market gains on swaps in discontinued hedging relationships. The Bank enters into derivatives only to manage the interest-rate risk exposures inherent in otherwise unhedged assets and funding positions, and to achieve the Bank's risk management objectives. Applicable federal regulations and Bank policy prohibit the Bank from trading in or making speculative use of derivatives. The Bank records any gains or losses on these hedge positions in accordance with generally accepted accounting principles.

"The Bank's second quarter performance reflects positive net income, higher capital ratios, and our continuing effort to build retained earnings," said Jill Spencer, the Bank's Interim President and Chief Executive Officer. "In addition, the Bank was able to initiate a repurchase of a portion of its excess activity-based capital stock, which is a positive development for member institutions."

As of June 30, 2010, the Bank had total assets of approximately $141 billion, a decrease of approximately $11 billion from Dec. 31, 2009. This decrease was due primarily to a reduction in member advances.

The Bank's retained earnings balance was approximately $985 million as of June 30, 2010, an increase of approximately $112 million, or 13 percent, from Dec. 31, 2009. Capital stock declined from $8.1 billion at December 31, 2009 to $7.9 billion at June 30, 2010 as a result of certain members becoming non-members and the associated stock being classified as mandatorily redeemable capital stock (a liability).

The Bank's second quarter 2010 performance resulted in an annualized return on equity (ROE) of 3.64 percent as compared to 10.34 percent for the second quarter of 2009. This decrease in ROE was due primarily to a decrease in net income during the second quarter of 2010 compared to the second quarter of 2009. The ROE spread to average three-month LIBOR decreased between the periods, equaling approximately 3.20 percent for the second quarter of 2010 as compared to 9.50 percent for the second quarter of 2009. The decrease in this spread was due primarily to a decrease in net income.

Federal Home Loan Bank of Atlanta

Financial Highlights

(Unaudited)

(Dollars in millions)

Statements of Condition	June 30, 2010	December 31, 2009
Investments	$ 37,399	$ 32,940
Advances, net	100,087	114,580
Mortgage loans held for portfolio, net	2,313	2,522
Total assets	140,591	151,311
Consolidated obligations, net	127,468	138,577
Total capital stock	7,856	8,124
Retained earnings	985	873
Accumulated other comprehensive loss	(612)	(744)
Total capital	8,229	8,253
Capital-to-assets ratio (GAAP)	5.85%	5.45%
Capital-to-assets ratio (Regulatory)	6.65%	6.07%

Operating Results and Performance Ratios	Three Months Ended June 30,
	2010	2009
Net interest income	$136	$105
Net impairment losses recognized in earnings	(72)	(46)
Other income	19	232
Total other expense	(19)	30
Total assessments	27	69
Net income	75	192
Return on average assets	0.20%	0.41%
Return on average equity	3.64%	10.34%

Additional financial information concerning the Bank's results of operations for the most recently completed quarter will be available in the Bank's Form 10-Q scheduled to be filed on or about Aug. 11, 2010 with the Securities and Exchange Commission and will be available at www. fhlbatl.com or www.sec.gov.

* * * *

Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in our operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as anticipates, believes, could, estimate, may, should, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized.

About the Federal Home Loan Bank of Atlanta

FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, and insurance companies headquartered in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 12 district banks in the Federal Home Loan Bank System, which since 1990 has contributed more than $3.6 billion to the Affordable Housing Program.

For more information visit our website at www.fhlbatl.com.

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